Exhibit 99.1

Global Partners Reports Financial Results for the Third Quarter of 2013

WALTHAM, Mass.--(BUSINESS WIRE)--November 7, 2013--Global Partners LP (NYSE: GLP) today reported financial results for the third quarter ended September 30, 2013.

“Global delivered favorable year-over-year results in the third quarter,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “We benefited from a strong performance in our gasoline distribution and station operations and favorable market conditions in wholesale distillates. As expected, our performance was moderated by backwardation in wholesale gasoline blendstocks and supply dislocations in crude oil that compressed margins and reduced volumes. Crude oil activities in Q3 were up on a year-over-year basis, reflecting our acquisitions early in 2013 of Cascade Kelly and Basin Transload, our take-or-pay contract with Phillips 66 and other term contracts at our terminals.”

Third Quarter 2013 Financial Summary

Net income for the third quarter of 2013 was $3.4 million, or $0.09 per diluted limited partner unit, compared with net income of $6.9 million, or $0.24 per diluted limited partner unit, for the third quarter of 2012.

Combined net product margin for the third quarter of 2013 increased 22% to $111.7 million from $91.9 million for the same period in 2012.

Gross profit for the third quarter of 2013 increased 17% to $96.3 million from $82.6 million for the third quarter of 2012.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2013 were up 26% to $37.2 million, compared with $29.5 million for the same period in 2012.

Distributable cash flow (DCF) for the third quarter of 2013 increased 55% to $23.2 million, compared with $15.0 million for the third quarter of 2012.

Net product margin, EBITDA and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under "Use of Non-GAAP Financial Measures." Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures for the three and nine months ended September 30, 2013 and 2012.

Sales for the third quarter of 2013 decreased to $4.4 billion from $4.6 billion for the same period in 2012. Wholesale segment sales of $3.3 billion decreased approximately 6% from $3.5 billion for the third quarter of 2012. Sales from the Gasoline Distribution and Station Operations segment decreased approximately 4% to $911.7 million compared with $944.3 million for the same period in 2012. Commercial segment sales increased approximately 29% to $213.9 million from $165.3 million for the third quarter of 2012.

Wholesale segment volume was 1.2 billion gallons for the third quarters of 2013 and 2012. Volume in the Gasoline Distribution and Station Operations segment was 276.3 million gallons for the third quarter of 2013, compared with 282.5 million gallons for the third quarter of 2012. Commercial segment volume was 84.0 million gallons, compared with 80.7 million gallons for the third quarter of 2012.

Wholesale net product margin grew 21% to $42.3 million for the third quarter of 2013, compared with $34.9 million for the same period in 2012. In the Gasoline Distribution and Station Operations segment, net product margin increased 24% to $64.7 million from $52.2 million for the comparable period of 2012. Commercial segment net product margin decreased slightly to $4.7 million for the third quarter of 2013 from $4.8 million in the same period in 2012.

Recent Highlights

  Global’s Columbus, ND transload facility began receiving crude oil from a newly completed seven-mile pipeline lateral connection constructed by Tesoro Logistics, which transports crude from various gathering points along the Tesoro High Plains Pipeline System. The High Plains Pipeline gathers and transports crude oil produced from the Bakken Shale/Williston Basin area, one of the most prolific onshore crude oil producing basins in North America.
  Global is building a presence in Western Canada with the opening of an office in Calgary, Alberta focused on marketing its midstream logistics services to producers and other energy customers in the region.
  Global completed construction on a compressed natural gas loading station in Bangor, Maine. Through its Global CNG subsidiary, Global has established a multi-year agreement with Bangor Gas to supply natural gas to the facility. Several multi-year term customers have contracted to receive CNG from the station.
  Global opened new gasoline station and convenience store locations as part of its new-to-industry and raze and rebuild programs.
  Volumes at Global’s new rail-fed propane and butane storage and distribution terminal in Albany, NY, which began receiving product earlier this year, are ahead of expectations.
  The Board of Directors of the Partnership’s general partner, Global GP LLC, increased the Partnership’s quarterly cash distribution to $0.60 per unit ($2.40 per unit on an annualized basis) on all of its outstanding common units for the period from July 1 through September 30, 2013. The distribution will be paid on November 14, 2013 to unitholders of record as of the close of business November 5, 2013.

Business Outlook

“The fundamentals of our business are strong,” Slifka said. “We are participating directly in North America’s booming energy production through our successful midstream logistics and marketing services and virtual pipeline system. We have a portfolio of irreplaceable, origin-to-destination assets that represent an energy infrastructure gateway to premium markets on the East and West Coasts. Complementing these assets, our Gasoline Distribution and Station Operations segment is driving annuity-like income through our business.”

“Looking ahead, we are broadening our earnings capacity through expansion projects designed to further optimize our logistics capacity and capabilities and to increase the volume of products put through our terminaling system and our gasoline station network,” Slifka said. “These projects represent significant growth opportunities for Global in 2014 and beyond.”

For full-year 2013, Global Partners affirms its previous EBITDA guidance in the range of $150 million to $175 million.

The Partnership’s guidance is based on assumptions regarding current market conditions, including demand for petroleum products and renewable fuels, changes in commodity prices, weather, credit markets and the forward product pricing curve, which will influence quarterly financial results.

Financial Results Conference Call

Management will review the Partnership’s third-quarter 2013 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website, www.globalp.com.

Use of Non-GAAP Financial Measures

Net Product Margin

Global Partners views net product margin as an important performance measure of the core profitability of its operations. The Partnership reviews net product margin monthly for consistency and trend analysis. Global Partners defines net product margin as sales minus product costs. Sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil, natural gas and propane, as well as convenience store sales and gasoline station rental income. Product costs include the cost of acquiring the refined petroleum products, renewable fuels, crude oil, natural gas and propane and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items. The Partnership also looks at net product margin on a per unit basis (net product margin divided by volume). Net product margin is a non-GAAP financial measure used by management and external users of Global Partners’ consolidated financial statements to assess the Partnership’s business. Net product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ net product margin may not be comparable to net product margin or a similarly titled measure of other companies.

EBITDA

EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and external users of Global Partners' consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, renewable fuels, crude oil and propane, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income, and this measure may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners' limited partners since it serves as an indicator of the Partnership's success in providing a cash return on their investment. Distributable cash flow means the Partnership's net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership's general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners' distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

A publicly traded master limited partnership, Global Partners LP is a midstream logistics and marketing company. Global owns, controls or has access to one of the largest terminal networks of refined petroleum products and renewable fuels in the Northeast, and is one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. Global is a leader in the purchasing, selling and logistics of transporting domestic and Canadian crude oil and other products by rail across its “virtual pipeline” from the mid-continent region of the U.S. and Canada to the East and West Coasts for distribution to refiners and other customers. With a portfolio of approximately 900 locations primarily in the Northeast, Global also is one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores. In addition, Global is a distributor of natural gas and propane. Global is No. 157 in the Fortune 500 list of America’s largest corporations. For additional information visit www.globalp.com.

Forward-looking Statements

Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements.

Although Global Partners LP believes these forward-looking statements are reasonable as and when made, there may be events in the future that Global Partners LP is not able to predict accurately or control, and there can be no assurance that future developments affecting Global Partners LP’s business will be those that it anticipates. Estimates for Global Partners LP’s future EBITDA are based on a number of assumptions regarding market conditions, including demand for petroleum products and renewable fuels, weather, credit markets and the forward product pricing curve. Therefore, Global Partners LP can give no assurance that its future EBITDA will be as estimated.

For additional information about risks and uncertainties that could cause actual results to differ materially from the expectations Global Partners LP describes in its forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent filings the Partnership makes with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. Global Partners LP expressly disclaims any obligation or undertaking to update forward-looking statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Sales	$4,433,426	$4,617,194	$14,794,372	$12,508,738
Cost of sales	4,337,146	4,534,574	14,504,383	12,280,124
Gross profit	96,280	82,620	289,989	228,614

Costs and operating expenses:
Selling, general and administrative expenses	29,086	24,105	82,923	70,608
Operating expenses	46,713	40,196	137,420	100,692
Amortization expense	6,676	1,511	16,729	5,373
Total costs and operating expenses	82,475	65,812	237,072	176,673

Operating income	13,805	16,808	52,917	51,941

Interest expense	(9,111)	(9,237)	(27,051)	(27,705)

Income before income tax expense	4,694	7,571	25,866	24,236

Income tax expense	(2,727)	(678)	(852)	(228)

Net income	1,967	6,893	25,014	24,008

Net loss attributable to noncontrolling interest	1,440	-	1,912	-

Net income attributable to Global Partners LP	3,407	6,893	26,926	24,008

Less: General partner's interest in net income, including incentive distribution rights (1)	(856)	(316)	(2,458)	(733)

Limited partners' interest in net income	$2,551	$6,577	$24,468	$23,275

Basic net income per limited partner unit (2)	$0.09	$0.24	$0.89	$0.89

Diluted net income per limited partner unit (2)	$0.09	$0.24	$0.89	$0.89

Basic weighted average limited partner units outstanding	27,333	27,311	27,350	26,085

Diluted weighted average limited partner units outstanding	27,333	27,485	27,350	26,258

(1) Calculation includes the effect of the March 1, 2012 issuance of 5,850,000 common units in connection with the acquisition of Alliance. As a result, the general partner interest was 0.83% for the three months ended September 30, 2013 and 2012 and for the nine months ended September 30, 2013 and, based on a weighted average, 0.87% for the nine months ended September 30, 2012.

(2) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$15,068	$5,977
Accounts receivable, net	781,800	696,762
Accounts receivable - affiliates	1,496	1,307
Inventories	402,221	634,667
Brokerage margin deposits	40,694	54,726
Fair value of forward fixed price contracts	37,001	48,062
Prepaid expenses and other current assets	41,591	65,432
Total current assets	1,319,871	1,506,933

Property and equipment, net	838,424	712,322
Intangible assets, net	129,755	60,822
Goodwill	58,890	32,326
Other assets	17,701	17,349

Total assets	$2,364,641	$2,329,752

Liabilities and partners' equity
Current liabilities:
Accounts payable	$769,693	$759,698
Working capital revolving credit facility - current portion	-	83,746
Term loan	115,000	-
Environmental liabilities - current portion	4,271	4,341
Trustee taxes payable	75,891	91,494
Accrued expenses and other current liabilities	46,403	71,442
Obligations on forward fixed price contracts	38,885	34,474
Total current liabilities	1,050,143	1,045,195

Working capital revolving credit facility - less current portion	300,300	340,754
Revolving credit facility	399,700	422,000
Senior notes	68,163	-
Environmental liabilities - less current portion	37,651	39,831
Other long-term liabilities	44,454	45,511
Total liabilities	1,900,411	1,893,291

Partners' equity
Global Partners LP equity	413,717	436,461
Noncontrolling interest	50,513	-
Total partners' equity	464,230	436,461

Total liabilities and partners' equity	$2,364,641	$2,329,752

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Reconciliation of gross profit to net product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$5,829	$8,925	$31,485	$34,382
Other oils and related products	36,425	25,994	108,094	68,449
Total	42,254	34,919	139,579	102,831
Gasoline Distribution and Station Operations segment:
Gasoline distribution	43,443	33,556	110,533	89,284
Station operations	21,287	18,673	59,062	48,367
Total	64,730	52,229	169,595	137,651
Commercial segment	4,745	4,779	21,340	14,158
Combined net product margin	111,729	91,927	330,514	254,640
Depreciation allocated to cost of sales	(15,449)	(9,307)	(40,525)	(26,026)
Gross profit	$96,280	$82,620	$289,989	$228,614

Reconciliation of net income to EBITDA
Net income	$1,967	$6,893	$25,014	$24,008
Net loss attributable to noncontrolling interest	1,440	-	1,912	-
Net income attributable to Global Partners LP	3,407	6,893	26,926	24,008
Depreciation and amortization and amortization of deferred financing fees,
excluding the impact of noncontrolling interest	21,947	12,662	58,106	36,769
Interest expense	9,111	9,237	27,051	27,705
Income tax expense	2,727	678	852	228
EBITDA	$37,192	$29,470	$112,935	$88,710

Reconciliation of net cash (used in) provided by operating activities to EBITDA
Net cash (used in) provided by operating activities	$(73,600)	$(26,600)	$254,112	$189,700
Net changes in operating assets and liabilities and certain non-cash items	100,015	46,155	(165,094)	(128,923)
Net cash from operating activities and changes in operating
assets and liabilities attributable to noncontrolling interest	(1,061)	-	(3,986)	-
Interest expense	9,111	9,237	27,051	27,705
Income tax expense	2,727	678	852	228
EBITDA	$37,192	$29,470	$112,935	$88,710

Reconciliation of net income to distributable cash flow
Net income	$1,967	$6,893	$25,014	$24,008
Net loss attributable to noncontrolling interest	1,440	-	1,912	-
Net income attributable to Global Partners LP	3,407	6,893	26,926	24,008
Depreciation and amortization and amortization of deferred financing fees, excluding the impact of noncontrolling interest	21,947	12,662	58,106	36,769
Amortization of senior notes discount	105	-	263	-
Amortization of routine bank refinancing fees	(985)	(960)	(2,955)	(2,878)
Maintenance capital expenditures	(1,297)	(3,641)	(9,192)	(9,198)
Distributable cash flow	$23,177	$14,954	$73,148	$48,701

Reconciliation of net cash (used in) provided by operating activities to distributable cash flow
Net cash (used in) provided by operating activities	$(73,600)	$(26,600)	$254,112	$189,700
Net changes in operating assets and liabilities and certain non-cash items	100,015	46,155	(165,094)	(128,923)
Amortization of senior notes discount	105	-	263	-
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest	(1,061)	-	(3,986)	-
Amortization of routine bank refinancing fees	(985)	(960)	(2,955)	(2,878)
Maintenance capital expenditures	(1,297)	(3,641)	(9,192)	(9,198)
Distributable cash flow	$23,177	$14,954	$73,148	$48,701

CONTACT:
Global Partners LP
Daphne H. Foster, 781-894-8800
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary